                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                  Commission File Number 0-50500

                           NOTIFICATION OF LATE FILING

(Check   [  ] Form 10-KSB     [ ] Form 11-K     [ ] Form 20-F    [X] Form 10-QSB
One):    [ ] Form N-SAR

For Period Ended:                June 30, 2004
                 ---------------------------------------------------------------

[ ]   Transition Report on Form 10-K       [ ]   Transition Report on Form 10-Q
[ ]   Transition Report on Form 20-F       [ ]   Transition Report on Form N-SAR
[ ]   Transition Report on Form 11-K

For the Transition Period Ended: _______________________________________________

            Read attached  instruction sheet before preparing form. Please print or type.

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the  notification  relates  to a portion  of the  filing  checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant CONTINUUM GROUP A INC.
                        --------------------------------------------------------

Former name if applicable ______________________________________________________

                               65 EAST 55TH STREET
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Address of principal executive office (Street and number)

City, state and zip code         NEW YORK, NEW YORK 10022
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

            If the subject report could not be filed without unreasonable effort or expense and the  registrant  seeks  relief  pursuant to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]   (a) The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b) The subject annual report,  semi-annual  report,  transition report on
      Form 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the  prescribed due date; or the subject  quarterly report or transition  report on Form 10-QSB, or portion thereof will be filed on or before the fifth  calendar day  following  the prescribed due date; and

[  ]  (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
      has been attached if applicable.

                                    PART III
                                    NARRATIVE

            State below in reasonable detail the reasons why Form 10-KSB,  11-K,
20-F, 10-QSB,  N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

            The  Registrant  was unable to file the Form  10-QSB for the quarter ended March 31, 2004 (the "Report") without  unreasonable  effort or expense due to the related  delays in  gathering  information  for  inclusion  in the Report associated therewith.

                                     PART IV
                                OTHER INFORMATION

            (1) Name and telephone number of person to contact in regard to this notification

         ROBERT L. FROME             (212)                    451-2254
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            (Name)                (Area Code)             (Telephone number)

            (2) Have all other  periodic  reports  required  under Section 13 or
15(d) of the  Securities  Exchange  Act of 1934 or Section 30 of the  Investment
Company Act of 1940 during the  preceding 12 months or for such  shorter  period that the  registrant  was  required to file such  report(s)  been filed?  If the answer is no, identify report(s).
                                                                [X] Yes  [  ] No

            (3) Is it  anticipated  that any  significant  change in  results of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?
                                                                [  ] Yes  [X] No

            If so:  attach  an  explanation  of  the  anticipated  change,  both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                             CONTINUUM GROUP A INC.
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                  (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date        August 12, 2004                  /s/ Robert L. Frome
     -------------------------------         -----------------------------------
                                             Name:  Robert L. Frome
                                             Title: President and Chief
                                             Executive Officer

                        Instruction.  The form  may be  signed  by an  executive
            officer  of  the   registrant  or  by  any  other  duly   authorized
            representative.  The name and title of the person  signing  the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the  registrant by an authorized  representative
            (other than an executive officer),  evidence of the representative's authority  to sign on behalf of the  registrant  shall be filed with the form.

                                    ATTENTION

Intentional  misstatements  or omissions  of fact  constitute  Federal  criminal violations. (See 18 U.S.C. 1001).